ASSET PURCHASE AGREEMENT

DATED JUNE 21, 2005

BETWEEN

VIANSA WINERY, A CALIFORNIA LIMITED PARTNERSHIP

LA FONTANA DI VIANSA, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

COLLECTIVELY, THE SELLER

AND

360 VIANSA LLC, A NEVADA LIMITED LIABILITY COMPANY

THE BUYER

13680\618161.3

TABLE OF CONTENTS

1.	Assets Transferred	2
2.	Excluded Assets	4
3.	Liabilities Assumed	4
4.	Purchase Price	5
5.	Net Asset Adjustment	5
6.	Representations and Warranties of Seller	6
7.	Representations and Warranties of Buyer	17
8.	Access	18
9.	Due Diligence Period	18
10.	Bulk sales	18
11.	Buyer’s Conditions to Closing	18
12.	Seller’s Conditions to Closing	21
13.	Closing	21
14.	Material Changes; Survival	25
15.	Indemnification	25
16.	Sellers’ Covenants During Contract period	26
17.	Exclusivity	27
18.	Confidentiality and Publicity	27
19.	Nondisparagement	27
20.	Damage or Destruction; Eminent Domain	27
21.	Arbitration of Disputes	28
22.	Termination	28
24.	Miscellaneous	29

1

SCHEDULES AND EXHIBITS

Exhibit A:

Wedding Contracts

Exhibit B:

Excluded Assets

Exhibit C:

Accounts Payable

Exhibit D:

2005 Audited Financial Statements

Schedule 5:

Net Asset Adjustment Example

Schedule 6:

Disclosure Schedules

Schedule 6.2:

This Section Intentionally Left Blank

Schedule 6.4(a):

LP Financial Statements

Schedule 6.4(b):

This Section Intentionally Left Blank

Schedule 6.6:

Personal Property

Schedule 6.7:

Inventory

Schedule 6.8:

Accounts Receivable

Schedule 6.9:

Real Property

Schedule 6.9(d)

Condition of Assets

Schedule 6.11:

Permits

Schedule 6.12:

Contracts

Schedule 6.13:

Insurance

Schedule 6.14(a):

Personnel

Schedule 6.14(b):

Benefit Plans

Schedule 6.18(j)

Termination Bonus

Schedule 6.20:

Intellectual Property

Schedule 6.21:

Customers & Suppliers

Schedule 6.22:

Bank Accounts

Schedule 15

Holdback Security

Exhibit E:

Opinions Required

Exhibit F:

SGV Agreement

Exhibit G:

Bill of Sale

Exhibit H:

Seller’s Closing Certificate

Exhibit I:

Indemnification Agreement

2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of June 21, 2005 (the “Contract Date”), by and among Viansa Winery, a California Limited Partnership (the “Partnership”) and La Fontana di Viansa, LLC, a California limited liability company (the “LLC”) (the Partnership and the LLC are collectively referred to as the “Seller”) and 360 Viansa LLC, a Nevada limited liability company (“Buyer”).

R E C I T A L S

A.

The Partnership is the owner and operator of Viansa Winery & Italian Marketplace, an Italian style wine hospitality center and vineyard located at 25200 Arnold Drive in Sonoma, California which includes a 10,694 square foot wine tasting, deli, retail sales and production building, a 3,870 square foot events center, various other structures, a use permit authorizing the production of 150,000 cases of wine, 600 gallons of olive oil, additional building and cave construction, up to 150 special events, public tours and tastings, and the preparation and sale of foods, wines and support items, 23.18 net acres planted with modern vines, 8 acres of plantable land, the Tuscan Club, the trademark “Viansa”, a parking lot, a well producing approximately 300 gallons per minute, fire pond and pumping station, engineered leach field wastewater system, and all other improvements, fixtures, equipment, cooperage, wine and retail inventory, furnishings and other tangible personal property used in connection therewith  (the “Winery”).

B.

The Partnership leases property at 334 Grant Street, in San Francisco, California, pursuant to the terms of that certain Lease for 334 Grant Avenue dated as of July 1, 2003 between the Partnership and Erwin Roy Chen, Grant & Bush LLC, and 334 Grant Avenue, LLC, tenants-in-common dba Waverly-Grant Properties (as amended and assigned the “Wine Bar Lease”) and thereon owns and operates Enoteca Viansa, a tasting room and wine bar including all improvements, fixtures, equipment, inventory, furnishings and other tangible personal property used in connection therewith (the “Wine Bar”).

C.

The Partnership leases property at 400 First Street East in Sonoma, California pursuant to the terms of that certain Lease Agreement Between Old Creamery Partners and Viansa Winery and Old Creamery Partners and the property adjacent thereto known as Il Centro located at 408 First Street East pursuant to that Commercial Lease and Deposit Receipt (as amended and assigned, collectively, the “Restaurant Lease”) and thereon owns and operated Cucina Viansa, a restaurant and wine bar including all improvements, fixtures, equipment, inventory, furnishings and other tangible personal property used in connection therewith  (the “Restaurant”).

D.

This Section Intentionally Left Blank.

E.

Seller wishes to sell and Buyer wishes to purchase the Winery, the Wine Bar, and the Restaurant (collectively, the “Business”), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, incorporating the foregoing and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.

Assets Transferred.  On the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all rights, property and assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, of Seller which are owned, held or used by Seller in connection with the Business, wherever located and whether or not reflected in its books and records, other than the Excluded Assets (as defined below) (collectively, the “Purchased Assets”).  The Purchased Assets shall include, without limitation, the following:

1.1

Real Property.  That certain real property located at 25200 Arnold Drive in Sonoma California with Assessor’s Parcel Number 128-491-059 (the “Land”), together with all buildings, structures, fixtures, parking areas, wells, ponds, fuel and water tanks, landscaping, vines, trellising, growing crops, stakes, fencing, posts, irrigation and frost control facilities and all other improvements and fixtures placed, constructed or installed on or affixed to the Land; all easements, rights of way, privileges, licenses, appurtenances and other rights and benefits of Seller belonging to or in any way related to the Land.  All of the foregoing shall be referred to collectively as the “Real Property”.

1.2

Personal Property.  All farming, office, restaurant, and winemaking equipment, inventory, motor vehicles, trailers, pumps, supplies, tasting room supplies, bottling supplies, restaurant supplies, bottling line equipment, bottled and bulk wines (including library wines), marketing materials and supplies, furnishings and other tangible personal property owned by Seller and used in connection with the Business (the “Personal Property”).

1.3

Permits and Licenses.  All transferable or assignable certificate(s) of occupancy,  use permits, use permit applications, building or equipment permits, consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority with respect to the Business, including Seller’s California Department of Alcoholic Beverage Control Licenses and its Federal Tax and Trade Bureau Permits (collectively, the “Permits”).

1.4

Plans.  All architectural, mechanical, engineering, as-built and other plans, specifications and drawings in Seller’s possession or control (the “Plans”),

1.5

Reports.  All surveys and all soil, viticultural, environmental, land use, water, engineering, or other reports or studies in Seller’s possession or control (the “Reports”)

1.6

Warranties.  All transferable or assignable warranties, representations, guaranties, and miscellaneous rights (the “Warranties”) relating to the ownership, development, use and operation of the Business.

1.7

Claims.  All claims, prepayments, other than prepaid taxes, causes of action, rights of recovery, rights of set off, and rights of recoupment (other than refunds of Taxes).

1.8

Intellectual Property.  To the extent transferable, all domestic and foreign patents, licenses, registered and unregistered trademarks, trade names, service marks, copyrights, domain names, websites, proprietary computer software, industrial designs, government approvals, permits and authorizations (and applications for any of the foregoing), fictitious business name statements, and all designs, patterns, drawings, technology, technical know-how, trade secrets, inventions, processes, specifications, formulas, ideas, work product, work-in-process, confidential information and other similar intangible assets, owned, held, or used by Seller in connection with the Business, including, without limitation, all rights of Seller in respect of the name “Viansa” (collectively, the “Intellectual Property”).

1.9

Goodwill.  All of the goodwill associated with the Business and the Purchased Assets (including the exclusive right of Buyer to represent itself as carrying on the Business as the successor of Seller).

1.10

Contracts.  All grape, custom bottling, distributor, broker, supplier, service, maintenance, management and other contracts, leases and agreements related to the operation and management of the Business, as well as any rights arising under or related to those contracts (collectively, the “Contracts”).  Buyer will have until the expiration of the Due Diligence Period (as defined in Section 9 – Due Diligence Period) to notify Seller whether Buyer will assume such Contracts as of the Closing.  All Contracts so assumed hereinafter are referred to as the “Assumed Contracts”).  Notwithstanding the foregoing, Buyer expressly agrees to assume all Wedding (&Party) Reservation Contracts and Wine Future Contracts identified on Exhibit A (“Wedding Contracts”).

1.11

Leases and Improvements.  The Wine Bar Lease, the Restaurant Lease and all other leases, subleases and rights thereunder, including the lease for warehousing space at 21481 Eighth Street East in Sonoma (the “Warehouse Lease”), together with all buildings, structures, fixtures, landscaping, vines, trellising, growing crops, stakes, fencing, posts, irrigation and frost control facilities and all other improvements and fixtures placed, constructed or installed on or affixed to the leased property or used in connection with the leased property that is owned by Seller.

1.12

This Section Intentionally Left Blank.

1.13

Records.  All copies of financial and accounting records relating to the Purchased Assets, computer software and documents, books, supplier, customer and mailing lists, copies of customer and client records, work orders, equipment logs, operating guides and manuals, drawings, electronic art, database information, program and process documentation owned by Seller and related to the Business.

1.14

Accounts Receivable.  All trade and other accounts and notes receivable and all notes, bonds, employee travel advances and other evidences of indebtedness and rights to receive payment from any person held by Seller relating to the Business including any accounts receivable from Lo Spuntino Taste of Sonoma, LLC ("Lo Spuntino”), a California limited liability company with its principal place of business in Sonoma, California but excluding any related party accounts receivable.  The Purchase Price will be reduced by the value of any related party accounts receivable identified on the 2005 Audited Financial Statements (as defined below).

1.15

Cash.  All cash in any of the bank accounts listed in Schedule 6.22, to the extent that there is a negative cash balance in any of these accounts, the Buyer will receive a credit against the Purchase Price.

2.

Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include, and the Seller shall retain full ownership and control over (a) Seller’s qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of Seller, (b) any of the rights of Seller under this Agreement, and (c) certain personal property set forth on Exhibit B to this Agreement which shall be removed from the Real Property prior to the Closing (as defined in Section 13.1 – Closing Date) (the “Excluded Assets”).

3.

Liabilities Assumed.  Buyer hereby assumes and agrees to pay, perform and discharge, to the extent not theretofore performed, paid or discharged, all liabilities and/or obligations of Seller related to the Assumed Contracts and the Leases arising after the Closing Date (as defined in Section 13.1 – Closing Date), provided that Buyer will not be obligated to assume such Assumed Contracts if the assignment of the Assumed Contract requires the consent of a third party and such consent has not been obtained prior to the Closing Date and all liabilities of Seller associated with all accounts payable and all accrued expenses incurred by Seller in the ordinary course of Seller’s business prior to the Closing Date (the “Assumed Liabilities”).  Attached as Exhibit C is a list of all of the accounts payable and accrued expenses as of May 30, 2005 and the value of each that Buyer will assume after the Closing Date (the “Accounts Payable”).  Buyer will receive a credit against the Purchase Price (as defined in Section 4 – Purchase Price) for the total amount of Accounts Payable that the Buyer will assume.  The Buyer will not assume or have any responsibility with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities, including, without limitation, any liability, obligation, claim against or contract of the Business or Seller of any kind or nature, whether known or unknown, arising out of this or any other transaction or event occurring prior or subsequent to the Closing, and Seller expressly agrees it will remain liable for, it will indemnify Buyer, and its affiliates, members, officers, employees, agents, consultants, contractors and representatives from all such obligations or liabilities.  Buyer will be provided with a credit against the Purchase Price for all deposits paid to Seller under the Wedding Contracts and any and all customer deposit receipts including but not limited to the foregoing.  Notwithstanding any other provision of this Agreement, in no event whatsoever, except to the extent agreed upon pursuant to the terms set forth in Section 11.9, in either law or in equity, will Samuel J. Sebastiani and or Victoria K. Sebastiani be held personally liable for any claim whatsoever of any kind or nature, whenever it may occur, which arises out of the Agreement or as a result of the closing of the transactions covered by the Agreement.

4.

Purchase Price.  The purchase price for the Purchased Assets (“Purchase Price”) will be $30,000,000 in cash paid at the Closing, subject to reduction as provided in Section 1.14  – Accounts Receivable and Section 3 – Liabilities Assumed.  Prior to Closing, the parties agree to approve a reasonable allocation of the Purchase Price.  Seller and Buyer agree to prepare and file all federal, state, local and foreign tax returns and other filings reflecting this transaction on a basis consistent with such allocation, and to cooperate with each other in good faith in preparing any and all statements required to be included in their respective tax returns reflecting such allocation.

5.

Net Asset Adjustment.  Buyer will cause its accountants to prepare a balance sheet of the Partnership as of the Closing Date (the “Closing Balance Sheet”) using the same accounting methods, principles and practices that were used by such accountants to prepare the Partnership’s audited financial statements for the year ended February 28, 2005 (“2005 Audited Financial Statements”).  A copy of the 2005 Audited Financial Statements are attached hereto as Exhibit D.  The Closing Balance Sheet will be delivered to Seller within 60 days after the Closing (as defined in Section 13.1 – Closing Date).  If the Closing Balance Sheet shows that the “Net Asset Value” of the Purchased Assets as of the Closing Date is less than the Net Asset Value of the Purchased Assets as shown in the 2005 Audited Financial Statements,  Seller shall pay to Buyer within 10 days such shortfall amount.  If the Closing Balance Sheet indicates that the Net Asset Value of the Purchased Assets  as of the Closing Date is greater than the Net Asset Value of the Purchased Assets as shown in the 2005 Audited Financial Statements, no adjustment will be made.  “Net Asset Value” shall mean the “Book Value” of the Purchased Assets less any liabilities, debts, or deferred revenue assumed by the Buyer.  “Book Value” shall mean the cost or value of the Purchased Assets as recorded on the 2005 Audited Financial Statements net of deletions and accumulated depreciation in accordance with generally accepted accounting principles.   For illustrative purposes only, attached as Schedule 5 is an example of a calculation that would be made under this Section 5 if the factual circumstances as set forth in Schedule 5 occur.  If within 30 days of receipt of the Closing Balance Sheet, the Seller disputes, for any commercially reasonable reason, any amount shown on the Closing Balance Sheet, or the accuracy of the Closing Balance Sheet, then the Seller may request reasonable substantiation from the Buyer’s accountants.  If such substantiation does not reasonably satisfy Seller, Buyer will engage another accountant to compile a Closing Balance Sheet with respect to the disputed issue, using the same accounting methods, principles and practices that were used to prepare the 2005 Financial Statements and the revised Closing Balance Sheet with respect to the disputed issue will be deemed conclusive.  The fees charged by the second accountant will be paid by the Seller unless the revised Closing Balance Sheet reveals a discrepancy of more than 10% in Buyer’s favor, in which case the cost will be paid by the Buyer.  If the Seller does not dispute the Closing Balance Sheet within 30 days of receipt thereof, the Closing Balance Sheet will be deemed approved by the Seller.  Notwithstanding the preceding provision of this Section 5, the adjustment provided for hereunder in this Section 5, shall take into consideration the adjustment to the Purchase Price pursuant to Section 3 hereof.  .

6.

Representations and Warranties of Seller.  Except as set forth in the disclosure schedule attached hereto as Schedule 6 (“Disclosure Schedule”), Seller hereby makes the following representations and warranties to Buyer, which representations and warranties, except as expressly provided, shall be true and correct as of the date hereof and as of the Closing Date.  All references herein “to Seller’s knowledge” or “to the knowledge of Seller” will mean the knowledge of Jonathan Sebastiani and Russell Joy who are the representatives, employees or former employees of Seller most knowledgeable about the Business, after making such reasonable investigations as Seller deems necessary (which will include, among other things, discussing the representations and warranties with James Maselan, the voting trustee of the LLC to determine whether James Maselan obtained any knowledge concerning the representations and warranties while acting in his capacity as voting trustee) in order to make the representations and warranties below on a reasonably informed basis.

6.1

Seller Organization; Authority; Enforceability.

(a)

The LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. The LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the full corporate power and authority, and all authorizations and permits required by governmental or other authorities, to own, lease and operate its properties and to carry on its business as now conducted, to execute, deliver and perform this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and, subject to the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.  No consent, approval or authorization of any third party or of any governmental authority or entity is required in connection with the execution, delivery or performance of this Agreement by Seller.

(b)

This Section Intentionally Left Blank.

6.2

This Section Intentionally Left Blank.

6.3

No Breach or Default.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate the partnership agreement of the LP; (ii) violate the Operating Agreement of the LLC; or (iii) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority.

6.4

Financial Statements.

(a)

Attached as Schedule 6.4(a) are true and complete copies of the reviewed financial statements of the LP (“LP Financial Statements”) for the fiscal years ended December 31, 1998 - 2002 and for the fiscal years ended February 28, 2003 and 2004 (the “LP Balance Sheet Date”).  The LP Financial Statements are true, complete and correct and fairly present (i) the financial position of the LP as of the respective dates of the balance sheets included in said statements, and (ii) the results of operations for the respective periods indicated.  The LP Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with prior periods.  LP’s revenue recognition policy with respect to its LP Financial Statements has been made in accordance with generally accepted accounting principles.  All of the accounts receivable owing to Seller constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and except as set forth in the notes to the LP Financial Statements there are no known contingent or asserted claims, refusals to pay or other rights of set-off against any thereof.

(b)

This Section Intentionally Left Blank.

6.5

Liabilities.  To the Seller’s actual knowledge, there are no claims, suits, proceedings, audits, inspections or investigations which are pending, threatened or anticipated against Seller.  To the Seller’s actual knowledge, there is no litigation or proceeding pending or threatened, involving Seller or the Purchased Assets, including claims of encroachment or prescriptive easement.  To the Seller’s actual knowledge, there is no outstanding judgment, order, writ, injunction or decree against Seller, the result of which could adversely affect the Purchased Assets, nor has Seller been notified that any such judgment, order, writ, injunction or decree has been requested.

6.6

Personal Property.

(a)

Schedule 6.6 is a detailed list of the Personal Property.  Seller owns all Personal Property necessary for the conduct of the Business as presently conducted.  All of Seller’s vehicles, machinery and equipment necessary for the operation of the Business (i) have been maintained in the ordinary course of business, (ii) are in operable condition (normal wear and tear excepted), (iii) are in material compliance with all applicable Laws (as defined in Section 6.19), rules and regulations, (iv) are free of any encumbrance or charge of any kind and (v) are free of known defects that would cause them to fail.

(b)

This Section Intentionally Left Blank.

6.7

Inventory.  Schedule 6.7 is a complete and accurate list of all inventory of the Partnership as of May 30, 2005.  To the Seller’s actual knowledge, all inventory of the Partnership consists of items of a quality and quantity usable and saleable by Seller in the ordinary course of business.  The values at which the inventory is shown on the LP Financial Statements have been determined in accordance with the normal valuation policy of Seller, consistently applied and in accordance with generally accepted accounting principles.

6.8

Accounts Receivable.   Attached hereto as Schedule 6.8 is a list of all accounts receivable of the Partnership, including the Lo Spuntino account receivable (See Section 1.14),  as of May 30, 2005 together with an accurate aging of these accounts.  All unpaid accounts outstanding as of the date hereof constitute, and those outstanding at the Closing Date will constitute, valid and enforceable claims arising in bona fide transactions in the ordinary course of business.  There is (i) no account who has refused or threatened to refuse to pay its obligations or who has threatened to set-off such obligations for any reason, (ii) no account who is insolvent or bankrupt and (iii) no account is pledged to any third party.

6.9

Real Property.

(a)

Each parcel of real property or facility leased, owned or being purchased by the Seller, including the Land (the “Partnership Property”), including the street address and, in the case of Partnership Property owned or being purchased, the legal description thereof, is set forth on Schedule 6.9.  Schedule 6.9 identifies all (i) leases relating to real property leased from third-party landlords pursuant to which the Seller leases Partnership Property from such third-party landlord, including the Wine Bar Lease, the Restaurant Lease and the Warehouse Lease (collectively the “Leases”);(ii) deeds, outstanding mortgages and other encumbrances (including leases with third-parties) relating to real property owned or being purchased by the Partnership and (iii) all surveys or site plans with respect to each Partnership Property.  A copy of each Lease, survey and site plan has been delivered to Buyer or will be delivered to Buyer within 5 days of the Contract Date and is a true and accurate copy.

(b)

Seller has provided or will provide within 5 days of the Contract Date with a current preliminary title report issued by First American Title Company of Napa (the “Title Company”) of the Real Property (the “Preliminary Title Report”), together with a copy of each document referred to in the Preliminary Title Report, and copies of any existing easements, covenants, restrictions, agreements, and other documents which affect title to the Land and are not disclosed by the Preliminary Title Report.

(c)

All Leases are in full force and effect and binding on the parties thereto and have not been amended; neither the Seller nor any other party to any Lease is in breach of any of the material provisions thereof; the landlord’s interest in any Lease has not been assigned to any third party nor has any such interest been mortgaged, pledged or hypothecated; and, the Seller has not assigned any such lease or sublet all or any part of the Partnership Property which is the subject of any such lease.

(d)

Except as set forth on Schedule 6.9(d), to the best of the Seller’s knowledge, there are no material physical or material mechanical defects in any building or other facility (each, a “Facility” and collectively, the “Facilities”) located on any Partnership Property and each such Facility is in good condition and repair and in compliance with all applicable government requirements. To the best of the Seller’s knowledge, there are no defects to any other improvements located on any Partnership Property, including, without limitation, the irrigation, frost control, drainage and wastewater and stormwater disposal systems, stakes, fencing, posts and trellising and all such items are in good operating condition and repair and in compliance with all applicable governmental requirements.  Except as set forth on Schedule 6.9(d), to the best of the Seller’s knowledge, there is no evidence of Pierce’s disease, mealy bug, phylloxera, or other diseases or pests on or about the Partnership Property, including without limitation, the existing vines.

(e)

The Land is one legal parcel and is comprised of approximately 167.54 acres of land: 23.18 net acres planted with modern vines, 8 acres of open plantable land, 26.36 acres of farmstead area, and the remaining acres are a wildlife preserve.

(f)

To the best of the Seller’s knowledge, there are no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Partnership Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

(g)

Each Partnership Property and Facility in all material respects is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and no Partnership Property or Facility or the current use thereof constitutes a non-conforming use or is otherwise subject to any restrictions regarding the operation, renovation or reconstruction thereof.

(h)

To the best of the Seller’s knowledge, all activities and operations at each Partnership Property and Facility are being and have been conducted in compliance in all respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

(i)

There are no conditions or reasons which are likely to be the basis for revocation or suspension of any Partnership Property’s or Facility’s permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to such Partnership Property or Facility that is leased to the Seller, and there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Partnership Property or Facility. Seller has not received any written notice or information regarding the Partnership Property’s failure to comply with or violation of any applicable law, rule, regulation, ordinance or government directive from any administrative or governmental authority or any restrictive easements or covenants affecting the Partnership Property.

(j)

No Partnership Property owned or leased by the Corporation is the subject of, or would be materially affected by, any pending condemnation or eminent domain proceedings, and no such proceedings are threatened. Seller does not have knowledge of any condemnation, environmental, zoning, sewer moratorium, or other land-use proceedings, either instituted or planned to be instituted, which would affect the use and operation of the Partnership

Property, nor has Seller received notice of any special assessment proceedings affecting the Partnership Property.

(k)

Seller has adequate rights of ingress and egress to and from the Partnership Property.  No portion of the Partnership Property serves any adjoining property for any purpose.  The Partnership Property is supplied with utilities and other services in such amounts as are reasonably necessary for their current use including water, gas, electricity, irrigation, drainage facilities, telephone, sanitary and storm sewer service, all of which services are installed, provided and connected in accordance with all applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Partnership Property.

6.10

Environmental.  No asbestos-containing materials were installed or exposed in the Partnership Property through demolition, renovation or otherwise, during the  Seller’s ownership or leasing of the Partnership Property or, to the knowledge of Seller, prior to the Seller’s ownership or leasing of the Partnership Property.  No electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s are or were located on any Partnership Property during the Seller’s ownership or leasing of the Partnership Property or, to the knowledge of Seller, prior to the Seller’s ownership or leasing of the Partnership Property.  No storage tanks for gasoline or any other substances are or were located on or under the Partnership Property during the Seller’s ownership or leasing of the Partnership Property or, to the knowledge of Seller, prior to the Seller’s ownership or leasing of the Partnership Property.  No toxic, hazardous, extremely toxic, or extremely hazardous or similarly dangerous substances or materials are or were located on, in or under the Partnership Property or have affected the Partnership Property during the Seller’s ownership or leasing of the Partnership Property or, to the knowledge of Seller, prior to the Seller’s ownership or leasing of the Partnership Property.  The materials described in the preceding four sentences will be termed “Hazardous Materials” herein.  Seller has not received any written notice under the California Health and Safety Code or any other applicable local, state or federal law regarding Hazardous Materials on, under or affecting the Partnership Property or requiring the removal of any Hazardous Materials from the Partnership Property nor has it received any information pertaining to the foregoing.  Seller has no knowledge of Hazardous Materials impacting or located on the adjoining real properties.  Seller has no knowledge of the existence of any threatened or endangered species located on, in, under or nearby the Partnership Property.

6.11

Permits and Licenses.  Schedule 6.11 lists all of the Permits and any other similar documents constituting an authorization or entitlement owned by, issued to, held by or otherwise benefiting Seller.  Any material conditions to the Permits and, if applicable, the expiration dates thereof, are also described in Schedule 6.11.  Schedule 6.11 also sets forth the name of any governmental agency from whom the Seller’s, or  Buyer must obtain consent in order to transfer the Permits as required by this Agreement.  All of the Permits enumerated and listed on Schedule 6.11 are adequate for the operation of the business of the each Partnership Property as presently operated and are valid and in full force and effect.  All of the Permits have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same.

6.12

Contracts.  Schedule 6.12 lists all of the Contracts, which are all the contracts and agreements to which Seller is a party or by which Seller or any of the Purchased Assets are bound (including, but not limited to, grape contracts, bottling contracts, distribution agreements, brokerage agreements, supplier agreements, dealership agreements, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements).  A copy of each Contract has been delivered to Buyer or will be delivered to Buyer within 5 days of the Contract Date and is a true and accurate copy, and such description of oral agreements are materially complete.  All Contracts are in full force and effect and binding upon the parties thereto.  To the best of the Seller’s knowledge, none of the Contracts requires notice to, or consent or approval of, any third party of the transactions contemplated hereby.  Neither Seller nor any other parties to such Contracts is in breach thereof, and none of the parties has threatened to breach any of the provisions thereof or notified Seller of a default thereunder, or exercised any options thereunder.  The Seller has not given or received any termination notices under any “evergreen” Contracts.

6.13

Insurance.  Schedule 6.13 lists all policies of insurance held by Seller  with respect to the Business, and for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor.  During the last five years, there has been no lapse in any insurance coverage of Seller.  Neither Seller has, during the last five years, been denied or had revoked or rescinded any policy of insurance.  Seller will maintain such insurance or cause such insurance to be maintained until the Closing Date.

6.14

Personnel; Benefit Plans.

(a)

Schedule 6.14(a) is a complete list of all employees of Seller and their respective responsibilities and rates of compensation, including bonuses or any other compensation arrangement made with or promised to any of them.  To the best of the Seller’s knowledge, no employee has any plans to terminate employment with Seller.  The Seller has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.  Buyer shall not be liable for severance pay, any other payment of monies or any credit for accrued vacation, sick leave or other benefits to any employee of Seller as a result of the execution of this Agreement, the consummation of the transactions contemplated hereby or Buyer carrying on the Business.  To the best of the Seller’s knowledge, no current or former employee of Seller has any unresolved claim against Seller under any law, rule, regulation or contract relating to the payment of wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (which shall remain Seller’s responsibility to pay or satisfy).   Seller is in compliance in all material respects with all applicable federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice.

(b)

Schedule 6.14(b) is a complete list of all employee benefit plans and agreements (written or oral) currently maintained or contributed to by Seller, including employment agreements and any other agreements containing “golden parachute” provisions, retirement plans, welfare benefit plans and deferred compensation agreements, and any trusts related thereto, and classifications of employees covered thereby.  Except for the employee benefit plans described on Schedule 6.14(b), Seller has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party.  All of these agreements are in full force and effect and no party thereto is in default under them.  All employee benefit plans are fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations.  All such plans that are intended to qualify under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) have been determined by the Internal Revenue Service to be so qualified.  All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or Tax returns) have been timely filed or distributed.  All employee benefit plans have been in all material respects operated in accordance with the terms and provisions of the plan documents and all related documents and policies.  For purposes of the preceding sentence, “in all material respects” shall mean, with respect to any employee benefit plan that is intended to qualify under Section 401(a) of the Code, in a manner which does not violate the requirements for it to so qualify, and with respect to any employee benefit plan, in a manner such that no participant or beneficiary has wrongfully failed to receive benefits thereunder.  Seller has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor has Seller, nor party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability.  Seller has not participated in or made contributions to any “multi-employer plan” as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”), nor would the Seller be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Closing Date.

6.15

Taxes.

(a)

For purposes of this Agreement, the term “Taxes” means all taxes of any kind or nature, including but not limited to U.S., state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, sales and use taxes, business and occupation taxes, property taxes, VAT, customs duties or imposts, stamp taxes, excise taxes, payroll taxes, intangible taxes and capital taxes and any penalties or interest thereon.

(b)

Seller has filed within the time and in the manner prescribed by law all tax returns and reports required to be filed by it, and shall prepare and file within the time and in the manner prescribed by law all tax returns and reports required to be filed by it on or before the Closing Date, in each case under the laws of the United States and each state or other jurisdiction in which it conducts business activities requiring the filing of tax returns or reports and has paid all taxes shown due on such returns or subsequent assessments.  All such tax returns and reports are or will be true, correct and complete in all respects.  Seller has paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, except for those Taxes with respect to which appropriate reserves have been reflected in the LP Financial Statements of Seller, as adjusted for operations and transactions in the ordinary course of business of Seller since the LP Balance Sheet Dates in accordance with past custom and practices.

(c)

True and correct copies of (i) any examination reports, (ii) statements of deficiencies assessed against or agreed to by the Partnership, (iii) waivers or extensions of statements of limitations and (iv) all federal income, and state franchise, income and sales tax returns of the Partnership have been provided to Buyer.

(d)

There are no tax liens (whether imposed by the United States, any state, local, foreign or other taxing authority) outstanding against Seller, the Partnership Property or the Purchased Assets (other than liens for taxes not yet due and owing).

(e)

All Taxes and assessments that Seller is required to withhold or to collect have been duly withheld or collected and all withholdings and collections either have been duly and timely paid over to the appropriate governmental authorities or are, together with the payments due or to become due in connection therewith, duly reflected on the LP Financial Statements of Seller.

(f)

For all taxable periods for which the statute of limitations remains open, the Seller has not received notice of any audit or examination by the United States, or any state, local or foreign taxing authority.

(g)

The Seller is not a party to, is bound by, and has any obligation under any Tax sharing agreement or similar contract.

(h)

Seller is not a “foreign person” within the meaning of IRC Section 1445(f)(3).

6.16

Copies Complete and Accurate; Required Consents.  Seller has provided to Buyer copies of or made available to Buyer for its review all financial records, budgets, instruments, agreements, licenses, permits, certificates, Records, and other documents materially affecting the Partnership Property, the Business and the Purchased Assets.  All such documents, materials and information are complete and accurate and are true and correct copies of the originals thereof, and no amendments thereto have been made or authorized since the date such items were delivered or made available.  To the best of the Seller’s actual knowledge, no information or documents given to Buyer pursuant to this Agreement will contain any untrue statement of a material fact or omit to state a material fact making the statements contained therein misleading.  None of the Contracts, Leases, Permits, instrument, certificates or other documents require notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby.

6.17

Product Quality, Warranty Claims, Product Liability.  All products and services sold, provided or delivered by Seller to customers conform in all material respects to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller which might give rise to any liability) for replacement or repair thereof or other damages in connection therewith.  No product or service sold, provided or delivered by Seller to customers is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.  Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller which might give rise to any liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any product or service sold, provided or delivered by Seller.  No product liability claims have been asserted against Seller, whether covered by insurance or not and whether litigation has resulted or not.

6.18

No Change With Respect to the Business.  Since the LP Balance Sheet Date of February 28, 2005, the Business has been conducted only in the ordinary course consistent with past practices and there has not been any adverse change in the financial condition, operations, or future prospects of Seller.  Without limiting the generality of the foregoing, since that date

(a)

To the best of the Seller’s knowledge, no party (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), to which the Partnership is a party or by which it is bound;

(b)

The Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business consistent with past practices, and has not delayed or postponed the processing of any warranty claims or obligations;

(c)

There has been no damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets;

(d)

Except for sales of inventory in the ordinary course of business consistent with past practices for fair and adequate consideration in money or money’s worth, Seller has not sold or disposed or agreed to sell or dispose of any of the Purchased Assets or canceled any of its rights, or claims;

(e)

Seller has not made or effected any decisions of a material nature which affects the inventory including any bottlings, purchasing of packaging materials or the blending of wines other than in the ordinary course of business consistent with past practices and timings, without prior consultation with the Buyer;

(f)

The Seller has not made or effected any decisions of a material nature which affects the vineyards on the Partnership Property;

(g)

The Seller has not changed any accounting policies or procedures except as required by law or applicable accounting standards;

(h)

This Section Intentionally Left Blank;

(i)

This Section Intentionally Left Blank;

(j)

Except as set forth on Schedule 6.18(j), Seller has not increased or paid a bonus or promised to increase or pay a bonus in excess of usual and customary practices, to any of its directors, officers, employees or agents, nor have they paid severance or termination pay paid to or agreed to pay severance or termination to any of its present or former officers or other key employees;

(k)

Seller has not experienced any labor dispute or any other event or condition of any character with respect to the employees of Seller;

(l)

Seller has not granted any preferential rights to purchase or acquire any interest in any of its assets, property or rights;

(m)

Seller has not canceled, modified, assigned, terminated or encumbered any contract, agreement, arrangement, commitment or understanding which would materially adversely affect the business, operations or financial position of the Seller;

(n)

Seller has not failed to maintain or cause to be maintained insurance as required in accordance with Section 6.13 - Insurance hereof.

(o)

Seller has not lost, surrendered or had revoked or limited any permit or licenses to operate its business in the manner in which it was intended to be operated;

(p)

Except  in the ordinary course of business consistent with past practices or as required in connection with the transactions contemplated hereby, the Seller has not entered into any transaction or entered into any contract or agreement;

(q)

Seller has not incurred any indebtedness or made any loan or advance other than in the ordinary course of business consistent with past practices.  Any assumption, guarantee, indemnity or endorsement or the creating of any lien or other charge on any of the Purchased Assets shall be deemed an incurrence of indebtedness for this purpose;

(r)

Seller has not allowed to occur or exist any event of default under any contract to which it is a party nor has Seller received any notice of termination as a result of breach or default under any contract to which it is a party;

(s)

Seller has not created, assumed or permitted to exist any mortgage, pledge, lien, encumbrance, charge or other security interest upon any of the Purchased Assets;

(t)

Seller has not made any capital expenditures or made commitments for the additions to property, plant or equipment constituting capital assets;

(u)

Seller has not experienced any adverse change in its relationship with any of its suppliers, brokers, distributors, dealers, agents or customers;

(v)

Seller has not experienced any other change which could have an adverse effect on the future ongoing operations or financial condition of Buyer after consummation of the transactions contemplated hereby, other than any change occurring directly as a result of the execution of this Agreement or the consummation of the transactions contemplated herein; and

(w)

Seller has not taken, or agreed in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date.

6.19

Compliance With Laws.  Seller has complied in all material aspects, and Seller is presently in compliance in all material respects, with all federal, state and local laws, ordinances, codes, rules, regulations, permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively “Laws“).  There has been no assertion by any party that Seller, the Partnership Property or the Purchased Assets are in violation of any Laws.

6.20

Intellectual Property.   A true, complete and accurate list of the Intellectual Property is set forth on Schedule 6.20.  Seller owns or has the right to use all Intellectual Property necessary in the operation of the Business, and all Intellectual Property necessary in the operation of the Business consists only of the various items of Intellectual Property listed on Schedule 6.20.  To the best of the Seller’s knowledge, the Intellectual Property is free of encumbrances or charges of any kind.  To the best of the Seller’s knowledge, none of the activities or business conducted by Seller infringes or violates any patent, trademark, trade name, copyright, or other Intellectual Property rights of any person, or constitutes a misappropriation of any trade secret, know-how, confidential information or any other Intellectual Property right of any person.   To the best of the Seller’s knowledge, Seller has received no complaint, claim or notice alleging or threatening any such infringement, violation or misappropriation, and Seller knows of no reason nor has reason to believe that there are any claims of third parties alleging any such infringement, violation or misappropriation, or has any reason to believe that there exists any basis for any such claim or claims.  Seller has not sent any notice or communication alleging that any other person or entity is or was infringing, violating or misappropriating any of the Intellectual Property owned or used by Seller in the conduct of the Business.  To the best of the Seller’s knowledge, there have been no unauthorized disclosures of any trade secret or confidential information of Seller to any third party by Seller or any of its employees or consultants and there has been no breach of any confidentiality or non-disclosure agreement to which Seller is a party.  Seller possesses a valid license for each copy of each software program used by Seller in the conduct of its business or otherwise in the possession of Seller, and Seller has a copy of each such software license or other information (e.g., invoices) sufficient to substantiate the existence of each such license.  To the best of the Seller’s knowledge, Seller has not made any unauthorized copies of any software program and has not permitted any employee of Seller or any other person to install any unauthorized software program on any computer owned by Seller or otherwise used in the conduct of Seller’s business.

6.21

Customers and Suppliers.  A complete list of names and addresses of the persons or entities that have been customers or suppliers of the Partnership since the Business began is set forth on Schedule 6.21.  To the best of the Seller’s knowledge, no customer or supplier so listed has breached any agreement with the Seller or intends to terminate, cancel, modify, or change its business relationship with the Seller which individually or in the aggregate would have an adverse affect on the Business.  To the best of the Seller’s knowledge, Seller has no obligation to refund the purchase price of any wine that was sold by Seller to any such customers.

6.22

Bank Accounts.  Schedule 6.22 is a complete and accurate list of: the name of each bank in which the Partnership has accounts or safe deposit boxes; the name(s) in which the accounts or boxes are held; the type of account; the name of each person authorized to draw thereon or have access thereto; each credit card or other charge account issued to the Partnership; and the name of each person to whom such credit cards or other charge accounts have been issued.

6.23

Powers of Attorney. This Section Intentionally Left Blank.

6.24

Accurate and Complete Records.  The minute books, books, ledgers, financial records and other records of Seller have been made available to Buyer and its agents; have been, in all material respects, maintained in accordance with all applicable Laws; and are accurate and complete, reflect all material corporate transactions and do not contain or reflect any material discrepancies. Condition of Products

6.25

Condition of Products.  To the best of the Seller’s knowledge, all products sold by Seller in the last five years have met all applicable requirements under the federal Food Drug and Cosmetic Act.

7.

Representations and Warranties of Buyer.   Buyer hereby makes the following representations and warranties to Seller, which representations and warranties, except as expressly provided, shall be true and correct as of the date hereof and as of the Closing Date

7.1

Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and qualified to do business in California.  Buyer has full right, power and authority to enter into this Agreement and the other agreements contemplated under this Agreement and to perform its obligations hereunder and thereunder.  This Agreement has been duly and validly executed and delivered by Buyer and, subject to the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

7.2

No Breach or Default.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate the operating agreement of the Buyer; (ii) violate the authority of the Buyer to enter into this Agreement; or (iii) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority.

7.3

Litigation.  To the Buyer’s actual knowledge, except as may be disclosed in SEC filings made by 360 Global Wine Co., there is no litigation or proceeding pending or threatened, involving Buyer.  To the Buyer’s actual knowledge, there is no outstanding judgment, order, writ, injunction or decree against Buyer, the result of which could adversely affect this Agreement, nor has Buyer been notified that any such judgment, order, writ, injunction or decree has been requested.

8.

Access.  Seller will afford Buyer and authorized representatives of Buyer reasonable access, at reasonable times, to the Partnership Property for the purposes of satisfying Buyer with respect to the Purchased Assets.  In performing its examinations and inspections of the Purchased Assets, Buyer will use reasonable efforts to minimize any interference with Seller’s use of the Purchased Assets.

9.

Due Diligence Period.  Buyer’s obligation to purchase the Purchased Assets is subject to Buyer’s review and approval of the Purchased Assets.  Buyer will have until 30 days after receipt of the 2005 Audited Financial Statements (“Due Diligence Period”) to notify Seller that, as a result of such review, Buyer wishes to terminate this Agreement. Upon delivery of that notice to Seller within the required period, this Agreement shall terminate.  Buyer shall not be required to state any reason for the termination in its notice.   The parties acknowledge and agree that as contemplated in that certain letter of intent dated April 11, 2005, in the event that this Agreement is not executed by Buyer on or prior to the date that is 30 days after the date that the 2005 Audited Financial Statements have been finalized and delivered to Buyer, Buyer will be obligated to pay a $250,000 break-up fee to Seller.

10.

Bulk Sales.   Buyer and Seller acknowledge and agree that the transaction contemplated hereunder is exempt from Bulk Sales Laws.

11.

Buyer’s Conditions to Closing.  Buyer’s obligation to purchase the Purchased Assets is conditioned upon the satisfaction of each of the following conditions each of which is for the exclusive benefit of Buyer.  Buyer may, at any time or times before the Closing, waive one or more of the following conditions, without affecting its rights and remedies with respect to the remaining conditions:

11.1

The performance by Seller of all its obligations hereunder, and the truth, completeness and accuracy of each representation and warranty made by Seller as of the Contract Date and the Closing.

11.2

Buyer’s approval of the Purchased Assets pursuant to Section 9 -Due Diligence Period.

11.3

The receipt of an opinion of counsel for the Partnership, dated as of the Closing Date, in a form to be mutually agreed upon by the parties and their respective counsel containing those opinions set forth on Exhibit E.

11.4

The execution by Seller of the Asset Purchase Agreement/LLC Membership Interest in the form attached hereto as Exhibit F (“SGV Agreement”), pursuant to which, Buyer will purchase Seller’s interest in Santo Giordano Vineyards, LLC, a California limited liability company (“SGV”) for a purchase price of $1,000,000.  The parties shall endeavor to close the SGV transaction as soon as possible after the Closing but in no event later than December 31, 2005.  If, despite the reasonable efforts of the parties, the SGV closing has not occurred on or prior to December 31, 2005, the SGV Agreement will be terminated.  The failure to consummate the purchase of SGV does not have any effect whatsoever, in law or equity, with respect to the Purchase Price paid by Buyer to Seller under this Agreement.

11.5

The issuance of an ABC Temporary Permit that will allow Buyer to operate the Winery and the Wine Bar on the Closing Date along with the receipt of all other necessary forms, documents or writings signed by Seller, including powers of attorney limited exclusively to the Seller’s operations with respect to the Winery, the Wine Bar and the Restaurant, for the purpose of allowing Buyer to operate under Seller’s Federal TTB Wine Producer’s and/or Blender’s Bonded Winery Basic Permit and under any other alcohol related licenses and permits until Buyer is able to obtain its own such licenses and permits (collectively, “Alcohol Licenses”).  Seller agrees to properly execute all documents reasonably requested by Buyer within 3 days of request therefor and to take all other reasonable steps, including opening a separate liquor license escrow account (“Liquor Escrow”), in order to accomplish the transfer of the Alcohol Licenses on the Closing Date.   The Liquor Escrow will be funded by Buyer with $25,000, the agreed upon value of the type 41 license for the Restaurant, the alcoholic beverage inventory at the Restaurant and the alcoholic beverage related FF&E (furnishing, fixtures, and equipment) at the Restaurant.   When the permanent type 41 license is issued to Buyer, which the parties acknowledge will occur after the Closing, the proceeds held in the Liquor Escrow will be released to Seller.

11.6

This Section Intentionally Left Blank.

11.7

Buyer shall have received funding in the amount of $30,000,000 from its lender Laurus Master Fund, Ltd. in an amount sufficient to pay the Purchase Price on terms acceptable to Buyer.

11.8

Buyer shall have received all consents from its Board of Directors to the extent deemed reasonably necessary by Buyer.

11.9

Seller shall have delivered evidence reasonably satisfactory to Buyer that it has obtained all required third party consents (including consents to transfer the Restaurant Lease, the Wine Bar Lease, and the Warehouse Lease and consents by GE, KeyCorp and Wells Fargo to transfer the equipment subject to the equipment leases to Buyer and applicable consents from governmental authorities) to the transactions contemplated hereby.  In order to effectuate the transfer of the equipment that is subject to the equipment leases, the parties agree to work together in good faith to structure the transfer in such a way that will be acceptable to the equipment lenders.  The parties agree that among other things, the transfer structure may require Buyer to prepay 6 months of lease payments at Closing and, if necessary, the continuation of the existing lease agreements and guaranties for a period of 6 months while Buyer negotiates with the existing lenders and, if necessary, attempts to refinance the equipment leases with new lenders.

11.10

The issuance by the Title Company of an ALTA Owner’s Policy of Title Insurance in a form acceptable to Buyer insuring that fee title in the Real Property is vested in Buyer subject only to those exceptions reasonably acceptable to Buyer with such endorsements as Buyer reasonably requests (“Owner’s Title Policy”),  the issuance by the Title Company of a lender’s ALTA Policy of Title Insurance in form acceptable to Buyer’s lender, with such endorsements as the lender requests (“Lender’s Title Policy”) and, if Buyer so elects, Leasehold Policies of Title Insurance in forms acceptable to Buyer insuring Buyer’s interest in the Warehouse Lease, the Wine Bar Lease and the Restaurant Lease, subject only to those exceptions reasonably acceptable to Buyer with such endorsements as Buyer reasonably requests (collectively, the “Leasehold Title Policy”).  If required by the Title Company in order to issue the Leasehold Title Policy, Seller will use its best efforts to cause the lessors under the Warehouse Lease, the Wine Bar Lease and the Restaurant Lease to execute and allow the recordation of short form memorandas of such leases (the “Memoranda”).  Seller also agrees to use its best efforts to obtain estoppel certificates prior to the Closing from the lessors of the Warehouse Lease, the Wine Bar Lease and the Restaurant Lease.

11.11

That no material adverse change in the Purchased Assets or its future use or operation may have occurred after the Contract Date, unless waived by Buyer pursuant to Section 14 - Material Changes; Survival.

11.12

No investigation, claim, suit, action or governmental proceeding pertaining to this Agreement, or transactions contemplated herein will have been instituted or threatened.

11.13

Conveyance of the Purchased Assets to Buyer at the Closing, subject only to those title exceptions reasonably acceptable to Buyer and the Contracts and Leases.

11.14

The reasonable approval of Exhibit B (Excluded Assets), Exhibit C (Accounts Payable), Schedule 5 (Net Asset Adjustment Example), Schedule 6 (Disclosure

Schedules), Schedule 6.7 (Inventory), Schedule 6.8 (Accounts Receivable), Schedule 6.9(d) (Condition of Assets), Schedule 6.12 (Contracts), Schedule 6.13 (Insurance), Schedule 6.14(b) (Benefit Plans), Schedule 6.18(j) (Termination Bonus), Schedule 6.21 (Customers & Suppliers), Schedule 15 (Holdback Security), Exhibit F (SGV Agreement), Exhibit I (Indemnification Agreement), which exhibits and schedules will be attached to this Agreement as soon as they are approved.

12.

Seller’s Conditions to Closing.  Seller’s obligation to sell the Purchased Assets is conditioned upon the satisfaction of each of the following conditions, each of which is for the exclusive benefit of Seller.  Seller may, at any time before the Closing, waive one or more of the following conditions, without affecting its right, and remedies with respect to the remaining conditions:

12.1

The execution by Buyer of the SGV Agreement.

12.2

The performance by Buyer of all its obligations hereunder, and the truth, completeness and accuracy of each representation and warranty made by Buyer as of the Contract Date and the Closing.

12.3

No investigation, claim, suit, action or governmental proceeding pertaining to this Agreement, or transactions contemplated herein will have been instituted or threatened.

12.4

The reasonable approval of Exhibit B (Excluded Assets), Exhibit C (Accounts Payable), Schedule 5 (Net Asset Adjustment Example), Schedule 6 (Disclosure Schedules), Schedule 6.7 (Inventory), Schedule 6.8 (Accounts Receivable), Schedule 6.9(d) (Condition of Assets), Schedule 6.12 (Contracts), Schedule 6.13 (Insurance), Schedule 6.14(b) (Benefit Plans), Schedule 6.18(j) (Termination Bonus), Schedule 6.21 (Customers & Suppliers), Schedule 15 (Holdback Security), Exhibit F (SGV Agreement), Exhibit I (Indemnification Agreement), which exhibits and schedules will be attached to this Agreement as soon as they are approved.

13.

Closing.

13.1

Closing Date.  The consummation of the purchase and sale of the Purchased Assets (the “Closing”) shall be held at the offices of the Title Company 30 days after Buyer’s receipt of the 2005 Audited Financial Statements or on such other day as the parties agree in writing (the “Closing Date”).

13.2

Seller’s Deposits Into Escrow.  Seller shall deposit the following documents and items into escrow:

(a)

a duly executed and acknowledged grant deed with a separate transfer tax affidavit conveying the Real Property to Buyer;

(b)

a duly executed bill of sale and assignment of rights in the form of Exhibit G (“Bill of Sale”);

(c)

a duly executed SGV Agreement;

(d)

a duly executed assignment of the Wine Bar Lease, the Restaurant Lease, the Warehouse Lease and all other Leases, in a form or forms reasonably acceptable to Buyer (collectively, “Assignment of Leases”);

(e)

duly executed and acknowledged Memoranda, if applicable;

(f)

to the extent assignable, a duly executed and acknowledged assignment of the Intellectual Property in a form or forms reasonably acceptable to Buyer, which assignment will permit Victoria K. Sebastiani to print and sell copies of her cookbook, Cucina Viansa, consistent with her past business practices  (“Assignment of Intellectual Property”);

(g)

a duly executed Indemnification Agreement (as defined in Section 15 – Indemnification);

(h)

all documents necessary to transfer the Alcohol Licenses, as contemplated in Section 11.4, to the extent not already provided to Buyer;

(i)

originals of all Contracts, Leases, Warranties, Plans, Reports, Intellectual Property registrations, and Permits, to the extent in Seller’s possession;

(j)

an affidavit stating that Seller is not a “foreign person” under IRC Section 1445(f)(3);

(k)

a duly executed California Form 590 or comparable non-foreign person affidavit required by the State where the Partnership Property is located;

(l)

a duly executed certificate from Seller certifying that there has been no material change in or material damage to the Purchased Assets or its use or operation (or specifying such change or damage) from the Contract Date and that the representations and warranties described in Section 6 - Representations and Warranties of Seller are true, complete and accurate as of the Closing Date in the form of Exhibit H (“Seller’s Closing Certificate”);

(m)

Seller’s share of the closing costs as described in Section 13.5 – Closing Costs or instructions to Title Partnership to deduct same from the Purchase Price; and

(n)

such other documents as may reasonably be required to complete the Closing.

13.3

Buyer’s Deposits Into Escrow.  Buyer shall deposit the following into escrow:

(a)

the balance of the Purchase Price;

(b)

a duly executed Bill of Sale, SGV Agreement, Assignment of Leases, and Assignment of Intellectual Property;

(c)

duly executed and acknowledged Memoranda, if applicable;

(d)

Buyer’s share of the closing costs as described in Section 13.5 - Closing Costs; and

(e)

such other documents as may reasonably be required to complete the Closing.

13.4

Prorations.  All real and personal property ad valorem taxes and special assessments, if any, will be prorated to the Closing Date, based on the latest available tax rate and assessed valuation, and the Purchase Price will be adjusted accordingly.  If the amount of any proration cannot be determined at the Closing, the adjustments will be made between the parties as soon after Closing as possible.  Buyer will not be obligated to reimburse Seller for any expenses incurred by Seller in conjunction with the farming of the 2005 crop.

13.5

Closing Costs.  The Closing costs for this transaction shall be paid as follows:

(a)

Seller shall pay all transfer and sales taxes, Seller’s share of the Broker’s fee, and any other costs and expenses allocated to Seller pursuant to this Agreement; and

(b)

Buyer shall pay the cost of the Owner’s Title Policy, the Lender’s Title Policy and the Leasehold Policy, if any, any fees related to Buyer’s loan, all recording and escrow fees, Buyer’s share of the Broker’s fee and any other costs and expenses allocated to Buyer pursuant to this Agreement.

13.6

Closing.  Pursuant to Section 13.1 - Closing Date, the Title Partnership will close the escrow for this transaction when it is in a position to issue the Owner’s Title Policy and the Lender’s Title Policy and has received from Seller and Buyer the items required of each in Sections 13.2 - Seller’s Deposits into Escrow and 13.3 - Buyer’s Deposits into Escrow.  Title Partnership will close escrow by doing the following:

(a)

Recording the grant deed and Memoranda, if applicable, in the Official Records of the Sonoma County Recorder;

(b)

Delivering to Buyer the Owner’s Title Policy, a copy of the Lender’s Title Policy, the original documents and items listed in Section 13.2 - Seller’s Deposits Into Escrow, and a closing statement for the escrow consistent with this Agreement (the “Closing Statement”) and any refund due Buyer; and

(c)

Delivering to Seller the amount due Seller as shown on the Closing Statement, the original documents listed in Section 13.3 - Buyer’s Deposits Into Escrow.

(d)

Possession.  Seller shall deliver possession of the Partnership Property to Buyer on the Closing Date.

13.7

Employee Matters.

(a)

Buyer agrees to offer employment to certain employees of the Seller who are employed and on active working status on the Closing Date, provided that nothing in this Agreement shall require Buyer to continue such employment or to continue such employee benefits at any given level (or at all), for any period of time after the Closing Date.  All such offers of employment shall be made in accordance with all applicable laws and regulations and shall offer terms of employment (including, without limitation, salary levels, bonus opportunities, commissions, pension and welfare benefits,  vacation and fringe benefits) which are comparable with current benefits provided by Seller as of the day prior to the Closing Date.  Each of Seller’s employees who accepts such an offer shall become an employee of Buyer as of the Closing Date (each such person referred to hereinafter as a “Hired Employee”).  Effective as of the Closing Date, each Hired Employee shall cease to be employed by Seller and, except as provided in this Section 13.7, participation by each such Hired Employee in Seller’ employee benefit plans (as described in Section 6.14(b))  shall cease.  From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages, and benefits relating solely and exclusively to the Hired Employees’ employment with Buyer from and after the Closing Date, and shall indemnify and hold Seller harmless against any expenses, costs, claims or other liabilities associated with such matters, except to the extent arising from the acts or omissions of Seller.

(b)

With respect to Buyer’s vacation policy maintained following the Closing Date in which any Hired Employee participates, for purposes of determining eligibility to participate and entitlement to benefits, service with Seller or its affiliates shall be treated as service with Buyer or such affiliate, as the case may be; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  With respect to Buyer’s severance policy maintained following the Closing, Buyer will offer severance benefits to its Hired Employees as it deems reasonably appropriate on a case-by-case basis and may or may not consider service provided by the Hired Employee to Seller.

(c)

Effective as of the Closing Date, Buyer shall assume the Viansa Winery & Italian Marketplace 401(k) Profit Sharing Plan (the “401(k) Plan”), and Seller shall cease to maintain the 401(k) Plan on or after the Closing Date. Buyer agrees to amend the 401(k) Plan to reflect the assumption of the 401(k) Plan by Buyer and to provide that service with Seller or its affiliates shall be treated as service with Buyer for purposes of vesting requirements under the 401(k) Plan but not for purposes of calculating benefits.

(d)

Effective as of the Closing Date, Buyer shall assume the Viansa Winery & Italian Marketplace Health Plan (the “Health Plan”), and Seller shall cease to maintain the Health Plan on or after the Closing Date. Buyer acknowledges that Seller shall not maintain a group health plan following the Closing Date and agrees that any continuation coverage required by federal or state law, including obligations for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act for all employees of  Seller who are receiving continuation coverage as of the Closing Date and their qualified beneficiaries, and employees who do not accept employment with Buyer as of the Closing Date and their qualified beneficiaries, shall be provided under the Health Plan or a successor group health plan so long as Buyer shall maintain such a plan.

14.

Material Changes; Survival.  If, prior to the Closing, Seller becomes aware of any fact or circumstance that would materially change a representation or warranty of Seller in this Agreement or would constitute a material adverse change in the Purchased Assets or their future use, operation, or development then Seller shall promptly, and in all events at least 5 days prior to the Closing Date (which date shall be extended if necessary to give Buyer 5 days to review such material change), give written notice of such changed fact or circumstance to Buyer.  If, prior to Closing, upon Seller’s notice or otherwise, Buyer becomes aware of the untruth or inaccuracy of, or facts or circumstances that would change materially, any representation or warranty of Seller in this Agreement or would constitute a material adverse change in the Purchased Assets or its future use or operation, then Buyer shall have the option of:  (i) waiving such breach of representation or warranty or material adverse change and completing its purchase of the Purchased Assets pursuant to this Agreement and releasing Seller from any further liability for such matter; (ii) reaching agreement with Seller to adjust the terms of this Agreement to compensate Buyer for such change; or (iii) terminating this Agreement.  All of the representations and warranties made by the Buyer and the Seller will survive the Closing for a period of one year; except that Seller’s representations and warranties with regard to Authority (Section 6.1) and claims against Seller for fraud shall survive until the expiration of the applicable statue of limitation.

15.

Indemnification.  Each party hereby agrees to indemnify, defend, protect and hold harmless the other party from and against any and all claims, demands, liabilities, costs and damages, including without limitation, reasonable attorneys’ fees (collectively, “Claims”), resulting from any misrepresentations or breach of warranty or covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other party pursuant to or in connection with this Agreement.  Each party further agrees to indemnify, defend, protect and hold harmless the other party from and against any Claims suffered by the other party and resulting from or arising out of all third-party tort claims and similar claims of the type that would typically be insured under a Commercial General Liability Insurance Policy which are based on actions, facts or circumstances existing or occurring during the indemnifying party’s ownership of the Purchased Assets.  All of the indemnifications set forth in this Section shall survive the Closing and conveyance of the Purchased Assets except as may be expressly limited in this Section.  The collective indemnification obligation of Seller and Indemnitors (except for Jonathan Sebastiani) shall not exceed $2,000,000 in the aggregate and in no event will Seller or Indemnitors (except for Jonathan Sebastiani) have any liability hereunder arising from the fraudulent acts or omissions of Jonathan Sebastiani.  In addition to obligations that Jonathan Sebastiani may have as an Indemnitor, Jonathan Sebastiani will also be personally liable hereunder for an additional aggregate amount up to $1,000,000 for Claims arising from his fraudulent acts or omissions or arising from other fraudulent acts or omissions to the extent such Claims exceed the $2,000,000 cap set forth above.    The parties specifically acknowledge and agree that the financial projections prepared by Jonathan Sebastiani and provided to Buyer and Buyer’s lender were prepared in good faith and were carefully reviewed by Buyer and that in no event will such projections be the basis for a Claim hereunder.  As security for Seller’s indemnification obligations hereunder, but without limiting Seller’s liability, $1,000,000 of the Purchase Price will be held back by Buyer out of the Purchase Price (the “Holdback”).  Buyer may apply all or any part of the Holdback to pay, or to provide for the payment of, any liability of Seller arising under the indemnities provided under this Section or, at Buyer’s option, in connection with the Net Asset Adjustment.  The remainder of the Holdback will be released to Seller on the first anniversary of the Closing Date, provided that Buyer has no outstanding claims against Seller on such date arising out of its obligations under this Section or in connection with the Net Asset Adjustment.  Security will be granted for the Holdback in accordance with Schedule 15.  The Seller’s indemnification obligations hereunder will also be secured by the Indemnification Agreement attached hereto as Exhibit I  (the “Indemnification Agreement”).  Pursuant to the Indemnification Agreement, the members of the LLC (the “Indemnitors”) agree to be personally liable to the Buyer for Claims that exceed the Holdback amount up to the $2,000,000 cap, except that the maximum obligation under the Indemnification Agreement shall be reduced dollar for dollar by any positive Net Asset Adjustment pursuant to Section 5 herein, provided such adjustment has not been distributed in cash at Closing. The Indemnification Agreement will also incorporate Jonathan Sebastiani’s personal liability obligations set forth above  Buyer may make a claim for indemnification under this Section by delivering notice of such claim (a “Claim Notice”) to the Seller.  The Claim Notice will state sufficient facts relating to the claim so that the Seller may reasonably evaluate the claim and the Buyer’s estimate of the indemnifiable amount relating to the claim.  If the Seller disputes the validity, amount or calculation of the claim, Seller will give written notice of such dispute to Buyer within 15 days after delivery of the Claim Notice.  If a notice disputing the claim is not delivered within the 15 day period, the claim shall be deemed to be determined.  If the Seller delivers a notice that the claim is being disputed, the parties shall meet and endeavor to resolve the dispute in good faith within 30 days.  If a claim is determined to be valid, the Holdback will be reduced by the amount of such claim, or, if the determined claim exceeds the Holdback amount, the Indemnitors will pay their indemnity obligations in cash within 30 days.

16.

 Seller’s Covenants During Contract Period.  Between Seller’s execution of this Agreement and the Closing, or earlier termination of this Agreement as permitted hereunder, Seller shall (i) farm the vineyards consistent with prevailing viticultural practices for premium varietal wine grapes in Napa County in accordance with its past practices; (ii) maintain the Purchased Assets in good order, condition and repair, reasonable wear and tear excepted in accordance with its past practices; (iii) not make any physical changes to the Facilities; (iv) not enter into any contracts or agreements or modify any existing Contracts affecting the Purchased

Assets except in the ordinary course of business consistent with its past practices unless such contracts can be completed or terminated prior to the Closing or Buyer, in its sole discretion, agrees to assume such contract or agreement as of the Closing Date, in which case such contracts shall be included within the term “Assumed Contracts”; (v) not sell any inventory except in the ordinary course of business consistent with its past practices, including pricing; and (vi) not enter into any lease, amendment of any existing Leases or other agreement pertaining to the Purchased Assets.

17.

Exclusivity.  Until the date that is 30 days after the date that the Buyer’s accountants complete and deliver the Partnership’s audited financial statements for the year ending February 28, 2005, Seller will not, directly or indirectly through any officer, employee, stockholder, director, agent, affiliate or otherwise, (i) enter into any agreement, agreement in principal or commitment (whether or not legally binding) relating to any business combination with, recapitalization or acquisition or purchase of all or a significant portion of the assets of, or a material portion of the equity interest in the Partnership or relating to any similar transaction (a “Competing Transaction”), (ii) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including their respective officers, directors, employees and agents) relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding a Competing Transaction.  Seller shall notify Buyer promptly if any proposal regarding a Competing Transaction (or any inquiry from or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and if in written form, provide Buyer with copies thereof).

18.

Confidentiality and Publicity.  Prior to the Closing, Buyer and Seller agree to keep in confidence the existence and terms of this transaction and all proprietary and financial information received from the other party, except that Buyer shall be able to share such information on a need to know basis with its consultants, lenders and advisors who receive such information under an obligation of confidentiality, the parties shall be able to make such disclosures to the extent required by law or SEC regulations or to the extent any such information is otherwise publicly available.  All notices to third parties and all other publicity concerning the transactions contemplated in this Agreement will be jointly planned and coordinated by and between Buyer and Seller. No party will act unilaterally in this regard without the prior approval of the other party; however, this approval will not be unreasonably withheld.

19.

Nondisparagement.  Seller agrees during the 5 year period commencing on the Closing Date, not to in any way whatsoever disparage, say or indicate anything negative regarding or otherwise causing harm upon the image or relationships of the Business with any third parties.

20.

Damage or Destruction; Eminent Domain.

20.1

Damage or Destruction.  In the event of damage or destruction of the  Purchased Assets prior to the Closing Date Buyer may elect to either (i) terminate this Agreement upon written notice to Seller, or (ii) consummate this Agreement, in which event

Seller shall pay or credit to Buyer any and all insurance proceeds payable by reason of such damage or destruction plus the amount of the deductible and any difference between the amount of insurance proceeds and the amount of the damage, or shall assign Seller’s rights to such proceeds to Buyer and pay Buyer the deductible and the difference between the amount of insurance proceeds and the amount of the damage.

20.2

Eminent Domain.  If, prior to the Closing, all of the Real Property is taken by eminent domain, this Agreement will be deemed canceled.  If only part of the Real Property is so taken, Buyer shall have the option of (a) proceeding with the Closing and acquiring the Purchased Assets as affected by such taking, together with all compensation and damage awarded or the right to receive same, or (b) terminating this Agreement.  If Buyer elects option (a) above, Seller agrees to assign to Buyer at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Buyer’s prior written consent.  Seller shall promptly (and in any event prior to the Closing) notify Buyer of any actual or threatened condemnation affecting the Real Property.

21.

No Arbitration of Disputes.  If a controversy arises with respect to the subject matter of this Agreement or the transaction contemplated herein, Buyer and Seller agree that such controversy shall be settled by a court of competent jurisdiction.

22.

Termination.

22.1

The parties may terminate this Agreement as provided below:

(a)

Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)

Buyer may terminate this Agreement as provided in Section 9 – Due Diligence Period, Section 14 – Material Changes; Survival, or Section 20 – Damage or Destruction; Eminent Domain.

(c)

Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached a material representation, warranty, covenant or agreement contained in this Agreement in any respect, the Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before July 29, 2005, by reason of the failure of any condition precedent under Section 11 – Buyer’s Conditions to Closing.

(d)

Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached a material representation, warranty, covenant or agreement contained in this Agreement in any respect, Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before July 29, 2005, by reason of the failure of any condition precedent under Section 12 – Seller’s Conditions to

Closing (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

22.2

If any Party terminates this Agreement pursuant to this Section 22, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except for any liability of any party then in breach.  Notwithstanding the foregoing, those obligations herein that expressly provide that they are to survive the termination of this Agreement shall so survive the termination of this Agreement.  However, the Buyer shall immediately pay over to the Seller a breakup fee of $250,000 except if the Agreement is terminated under 22.1(b) (under Section 14 or 15 only),  22.1(c)(i) or 22.1(c)(ii)(if the condution results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

23.

 Miscellaneous.

23.1

Assignment.  Neither Buyer nor Seller shall assign its rights or delegate its obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed; provided, however, that Buyer shall be permitted to assign its rights and obligations under this Agreement in whole or in part to any entity controlled by or under common control with Buyer, without Seller’s consent.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

23.2

Notice.  All notices and any other communications permitted or required under this Agreement must be in writing and will be effective (i) immediately upon delivery in person or by facsimile, provided delivery is made during regular business hours or receipt is acknowledged by a person reasonably believed by the delivering party to be employed by the recipient and that for all facsimiles, good and complete transmission is confirmed by the sending facsimile machine; or (ii) upon the earlier of actual delivery confirmed by executed receipt of the recipient or 24 hours after deposit (in time for next day delivery) with a commercial courier or delivery service for overnight delivery, provided delivery is made during regular business hours or receipt is acknowledged by a person reasonably believed by the delivering party to be employed by the recipient; or (iii) three days after deposit (before the last pick up time) with the United States Postal Service, certified mail, return receipt requested, postage prepaid and with the return receipt returned to the sender marked as delivered, undeliverable or rejected.  The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.  Any notice to be given by any party hereto may be given by the counsel for such party.  All notices must be properly addressed and delivered to the parties at the addresses set forth below, or at such other addresses as the parties may subsequently designate by written notice given in the manner provided in this Section:

Seller:

Viansa Winery, Ltd.

25200 Arnold Drive

Attn: Russell Joy, President

Sonoma, CA  95476

Telephone:  707 939-0730

Facsimile:   707 996-4632

with copy to:

Maselan & Jones, P.C.

One International Place

Boston, MA  02110
Attn:  James P. Maselan, Voting Trustee
Telephone:  617-451-1500

Facsimile:  617-451-5174

Indemnitors:

Maselan & Jones, P.C.

One International Place

Boston, MA  02110
Attn:  James P. Maselan, Voting Trustee
Telephone:  617-451-1500

Facsimile:  617-451-5174

Buyer:

360 Acquisition Corporation

Attn: Charles Marin
Kirkland Ranch Winery
One Kirkland Ranch Road
Napa, CA 94558
Telephone:  (707) 254-9100
Facsimile:  (707) 254-7258

with copy to:

Block & DeVincenzi LLP
Attn:  Jeanne DeVincenzi
1580 First Street
Napa, CA 94559
Telephone:  707-251-9871
Facsimile:  707-251-0368

23.3

Headings.  The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

23.4

Covenant of Further Assurances.  The parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement, whether before or after Closing.

23.5

Entire Agreement.  This document represents the final, entire and complete agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied, included that certain Letter of Intent dated April 11, 2005.  The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement.  This Agreement may only be modified by a written instrument signed by representatives authorized to bind both parties.  Oral modifications are unenforceable.

23.6

Partial Invalidity.  If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision.  In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

23.7

No Waiver.  No consent or waiver by either party to or of any breach or non-performance of any representation, condition, covenant or warranty shall be enforceable unless in a writing signed by the party entitled to enforce performance, and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or non-performance of the same or any other representation, condition, covenant, or warranty.

23.8

Attorneys’ Fees.  In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment.  The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.

23.9

Brokers and Finders.  Neither party has had any contact or dealing regarding the Purchased Assets through any licensed real estate broker or other persons who can claim a right to a commission or finder’s fee in connection with this transaction other than Gordon Axton who represents the Buyer only (“Broker”).  Buyer will pay Broker a fee to be agreed upon by Buyer and Broker at Closing and Seller will pay Broker $500,000 at Closing.  In the event that any party other than Broker claims a commission or finder’s fee in this transaction, the party through whom the party makes its claim shall be responsible for said commission or fee and shall indemnify the other against all costs and expenses (including reasonable attorneys’ fees) incurred in defending against the same.  This indemnification obligation shall survive the Closing or termination of this Agreement.

23.10

Time of the Essence.  Time is of the essence of this Agreement.

23.11

Governing Law; Forum.  This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of California (without giving effect to its choice of law principles).  The parties agree that all suits or actions of any kind brought to interpret or enforce the terms of, or otherwise arising out of or relating to, this Agreement shall be filed and litigated solely in the state or federal courts in Napa County California.  Each party hereby consents to the personal and subject matter jurisdiction of said courts.

23.12

Interpretation.  All parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed according to the fair meaning of its language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  Unless the context clearly requires otherwise, (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine, and neuter genders shall each be deemed to include the others; (iii) ”shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (iv) ”or” is not exclusive; (v) ”includes” and “including” are not limiting; and (vi) ”days” means calendar days unless specifically provided otherwise.

23.13

This Section Intentionally Left Blank.

23.14

IRS Form 1099-S Designation.  In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement to designate the Title Partnership (the “Designee“) as the party who shall be responsible for reporting the contemplated sale of the Purchased Assets to the Internal Revenue Service (the “IRS“) on IRS Form 1099-S; and (ii) to provide the Designee with the information necessary to complete Form 1099-S.

23.15

Third Party Beneficiaries.  This Agreement has been made solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of this Agreement.

23.16

Compliance With Laws.  Each party shall comply with all applicable laws, rules, regulations, orders, consents and permits in the performance of all of their obligations under this Agreement.

23.17

Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties.  Signatures may be delivered by facsimile transmission.  All counterparts shall be deemed an original of this Agreement.

23.18

Exhibits.  All Recitals and Exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement.

23.19

Authority.  The individuals executing this Agreement on behalf of Seller and Buyer individually represent and warrant that he or she has been authorized to do so and has the power to bind the party for whom they are signing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Contract Date.

SELLER:	BUYER:

Viansa Winery, a California Limited Partnership

       By:  ______________________
            Russell Joy, in his capacity as

       Its:  President, and not individually

La Fontana di Viansa, LLC, a California limited liability company,
Its General Partner

By:

      Jonathan Sebastiani, in his capacity as

Its: Managing Member, not individually

James P. Maselan, in his capacity as Voting

Trustee, not individually

La Fontana di Viansa, LLC, a California limited liability company

By:

                 Jonathan Sebastiani, in his capacity as

Its: Managing Member, not individually

Jonathan Sebastiani

360 Viansa LLC, a Nevada limited liability company By: Its: By: Its:

Exhibit E

Opinions Required

Provided by Patrick McNeil, Esq.

1. The Partnership is a limited partnership duly formed, validly existing and in good standing under the law of the State of California.

2.  The LLC is a limited liability company duly formed, validly existing and in good standing under the law of the State of California.

3.  This Section Intentionally Left Blank.

4. The Partnership has the partnership power to execute, deliver and perform each document contemplated in the Asset Purchase Agreement (each a “Transaction Document” and collectively, “Transaction Documents”).

5. The LLC has the limited liability company power to (a) act as the general partner of the Partnership, (b) to execute and deliver each Transaction Document in its capacity as the general partner of the Partnership, and (c) execute, deliver and perform the Transaction Documents on its own behalf as contemplated.

6. The execution, delivery and performance by the Partnership of the Transaction Documents has been duly authorized by all necessary partnership action of the Partnership.

7.  The execution and delivery by the LLC of the Transaction Documents in its capacity as the general partner of the Partnership has been duly authorized by all necessary limited liability company action of the LLC and the execution, delivery and performance by the LLC Partner of the Transaction Documents on its own behalf has been duly authorized by all necessary limited liability company action of the LLC.

8. Each Transaction Document (a) has been duly executed and delivered by the Partnership and (b) constitutes a valid and binding obligation of the Partnership and is enforceable against the Partnership in accordance with its terms, except that such enforceability may be affected by any bankruptcy or other similar statute or principles of equity.

9.  Each Transaction Document (a) has been duly executed and delivered by the LLC in its capacity as the general partner of the Partnership and (b) has been duly executed and delivered by the LLC on its own behalf and constitutes a valid and binding obligation of the LLC and is enforceable against the LLC in accordance with its terms, except that such enforceability may be affected by any bankruptcy or other similar statute or principles of equity.

10. Except as disclosed in the Schedules to the Asset Purchase Agreement, no filing with, notice to, consent or authorization of, or other act by any California or United States federal court or California or United States federal governmental authority is required in connection with the

1

execution and delivery by Partnership of the Transaction Documents, and the performance by the Partnership of the Transaction Documents.

11. Except as disclosed in the Schedules to the Asset Purchase Agreement, no filing with, notice to, consent or authorization of, or other act by any California or United States federal court or other California or United States federal governmental authority is required in connection with the execution and delivery by the General Partner of the Transaction Documents in its capacity as the general partner of the Seller, the execution and delivery by the LLC of the Transaction Documents on its own behalf and the performance by the LLC of the Transaction Documents.

12.  The execution and delivery by the Partnership of each Transaction Document does not, and the performance by the Partnership of the Transaction Documents, if such performance were to occur on the date of this letter, would not, (a) violate the Certificate of Limited Partnership or the Partnership Agreement of the Partnership, (b) except as otherwise disclosed in the Schedules to the Asset Purchase Agreement, violate, result in a violation of, constitute (whether immediately or after notice, after lapse of time or after both notice and lapse of time) any default under, or result in or require the imposition or creation of any security interest in, or of any other lien or encumbrance upon, any asset of the Partnership pursuant to, any contract to which the Partnership is a party, (c) except as disclosed in the Schedules to the Asset Purchase Agreement, violate any judgment, decree or order of any court or other governmental authority applicable to the Partnership or (d) violate any statute, rule or regulation of the State of California, or any United States federal statute, rule or regulation or require under any such statute, rule or regulation of the State of the State of California or any United States federal statute, rule or regulation as a condition of such execution, delivery and performance any filing or registration with, notice to or consent, approval or authorization of any court or other governmental authority of the State of California or any United States federal court or other United States federal governmental authority.

12.  The execution and delivery by the LLC of each Transaction Document in its capacity as the general partner of the Partnership and on its own behalf, does not, and the performance by the LLC of the Transaction Documents, if such performance were to occur on the date of this letter, would not, (a) violate the Certificate of Formation or the Operating Agreement of the LLC or (b) violate any statute, rule or regulation of the State of California, or any United States federal statute, rule or regulation or require under any such statute, rule or regulation of the State of California or any United States federal statute, rule or regulation as a condition of such execution, delivery and performance any filing or registration with, notice to or consent, approval or authorization of any court or other governmental authority of the State of California or any United States federal court or other United States federal governmental authority.

2

Exhibit G

Bill of Sale and Assignment of Rights

This Bill of Sale and Assignment of Rights (“Assignment”) is executed as of __________, 2005, by and among Viansa Winery, a California Limited Partnership and La Fontana di Viansa, LLC, a California limited liability company (collectively, the “Seller”) and 360 Viansa LLC, a Nevada limited liability company (“Buyer”).

Bill of Sale

For valuable consideration, the receipt of which is hereby acknowledged, in accordance with that certain Asset Purchase Agreement between Seller and Buyer dated ______________, 2005 (“Purchase Agreement”), Seller hereby grants, transfers and sells to Buyer all of Seller’s interest in the personal property and inventory set forth on attached Schedule I which is used in connection with the maintenance or operation of Viansa Winery & Italian Marketplace, located at 25200 Arnold Drive in Sonoma California, Enoteca Viansa located at 334 Grant Street in San Francisco, Cucina Viansa located at 400 and 408 First Street East in Sonoma, California and its warehouse located at 21481 Eighth Street East in Sonoma California that is being conveyed to Buyer pursuant to the terms of the Purchase Agreement (the “Property”).  Seller covenants that it is the lawful owner of the referenced personal property, free from all liens, claims or encumbrances, and agrees to warrant and defend the title to the personal property hereby conveyed against the just and lawful claims and demands of all persons claiming by or through Seller.

Assignment of Rights

1.

Seller also hereby assigns to Buyer all of Seller’s interest in:

a.

All trellising, wells, pumps, fuel and water tanks, vines, growing crops, stakes, irrigation and frost control facilities, to the extent deemed to be personal property and not transferable with the land.

b.

Any architectural, mechanical, engineering, as-built and other plans, specifications, drawings, surveys, all soils, viticultural, environmental, water, engineering or other reports or studies and reports pertaining to the Property.

c.

All grape, distributor, broker, supplier, service, utility, maintenance, and other contracts, leases, or agreements set forth on attached Schedule II.

d.

All transferable or assignable warranties, representations, guaranties, contract rights and miscellaneous rights made by or received from any third party with respect to the Property.

1

e.

All financial records and accounting records relating to the Property, computer software and documents, books, supplier, customer and mailing lists, copies of customer and client records, work orders, equipment logs, operating guides and manuals, drawings, electronic art, database information, program and process documentation related to the Property.

f.

All trade and other accounts and notes receivable and all notes, bonds, employee travel advances and other evidences of indebtedness and rights to receive payment from any person related to the Property.

g.

To the extent assignable, all certificates of occupancy, use permits, erosion control plans, building or equipment permits, consents, authorizations, variances, waivers, licenses, permits, certificates and other approvals from any governmental or quasi-governmental authority with respect to the Property.

h.

All easements, rights of way, privileges, licenses, appurtenances and other rights and benefits of Seller belonging to or in any way related to the Property.

2.

Seller shall indemnify Buyer from any liabilities, claims, or damages arising out of these assigned rights that arise out of activities prior to closing.

3.

In the event of any dispute between the parties hereto should result in litigation or arbitration, the prevailing party shall be reimbursed for all reasonable costs in connection therewith including, but not limited to, reasonable attorneys’ fees and defense costs.

4.

The terms of this Assignment shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives and successors and assigns.

5.

This Assignment will be governed by the laws of California.

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date and year first above written.

2

Exhibit H

Seller’s Closing Certificate

This Seller’s Closing Certificate is being given pursuant to and in consideration of that certain Asset Purchase Agreement, dated _________________, 2005 for the purchase of _______________________ located at _______________  by and among Viansa Winery, a California Limited Partnership and La Fontana di Viansa, LLC, a California limited liability company (collectively, the “Seller”) and 360 Viansa LLC, a Nevada limited liability company (“Buyer”), and in accordance therewith, Seller hereby certifies, represents and warrants to Buyer as of __________________, 2005, that:

1.

There has been no material adverse change in or damage to the Purchased Assets (as defined in the Agreement) or its use or operation from the Contract Date of the Agreement.

2.

All the representations and warranties described in Section 6 (Representations and Warranties of Seller) of the Agreement are true, complete and accurate as of the date hereof, except as specifically set forth on Schedule I to this Seller’s Closing Certificate.

IN WITNESS WHEREOF, this Seller’s Closing Certificate was executed by the Seller as of the date stated above.

1